Exhibit 99.1
RELEASE 7:00AM — OCTOBER 24, 2007

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS RECORD
THIRD QUARTER EARNINGS PER SHARE OF $0.15
TOTAL ASSETS SURPASS $42.0 BILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.085 PER SHARE
Paramus, New Jersey, October 24, 2007 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the third quarter of 2007 was $74.4 million as compared to $71.0 million for the third quarter of 2006. Diluted earnings per share increased 15.4% to $0.15 for the third quarter of 2007 as compared to $0.13 for the 2006 quarter. For the nine months ended September 30, 2007, net income amounted to $218.4 million as compared to $219.4 million for the same period in 2006. Diluted earnings per share was $0.42 for the nine months ended September 30, 2007 as compared to $0.40 for the same period in 2006. The Board of Directors declared a quarterly cash dividend of $0.085 per share. The cash dividend is payable on December 1, 2007 to stockholders of record at the close of business on November 13, 2007.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “We are pleased to report record third quarter earnings per share of $0.15 on a diluted basis. The increase in earnings per share reflects our continued focus on our traditional thrift business model. These earnings occurred in a quarter that found many mortgage lenders struggling. While we are not immune from economic and market conditions our earnings have not been significantly affected by the current mortgage-market turmoil since we only originate and purchase residential mortgage loans to qualified borrowers with considerable down payment amounts. Our non-performing loans amounted to $58.8 million or 0.26% of total loans at September 30, 2007, compared to $38.5 million or 0.18% at June 30, 2007. While our non-performing loans have been increasing during 2007, as a percentage of total loans they are now comparable to historical norms. From 2000 to 2002, our non-performing loans to total loans averaged 0.27%. Since 2003, we have experienced steady declines in our non-performing loan ratio to historical lows as a result of low market interest rates, strong real estate markets, and strong portfolio growth.”
Mr. Hermance continued, “With our strong capital and liquidity positions, we continued to execute our growth strategy during the third quarter. For the first nine months of 2007, on an annualized basis our assets grew by 25.6%, our net loans grew by 27.7% and our deposits grew by 12.0%. We opened three new branches during the quarter and a fourth branch in early October increasing our total footprint to 119 branches. In addition, we have recently committed to opening three branches in Fairfield County, Connecticut, one in Suffolk County, New York and one in Ocean County, New Jersey in the first half of 2008. We are very excited about the opportunities that these market areas present. The demographics of these communities match very closely with our thrift business model and product offerings.”
Mr. Hermance continued, “During the third quarter, short-term interest rates decreased and the yield curve began to steepen. As a result of these interest rate changes and our growth strategy, our interest rate spread increased to 1.14% for the third quarter from 1.10% for the linked quarter and our net interest margin remained unchanged at 1.65%. We repurchased 9,850,000 shares of our common stock during the third quarter and have repurchased 36,678,954 shares for the nine months ended September 30, 2007. We repurchased fewer shares in the third quarter as compared to the preceding two quarters due to the growth opportunities that were available to us.”
Financial highlights for the third quarter of 2007 are as follows:
•	Basic and diluted earnings per common share were both $0.15 for the third quarter of 2007 as compared to $0.13 for both for the third quarter of 2006. Basic and diluted earnings per common share were $0.43 and $0.42, respectively for the first nine months of 2007 and $0.41 and $0.40, respectively, for the same period in 2006.

•	The Board of Directors declared a quarterly cash dividend of $0.085 per common share payable on December 1, 2007 to stockholders of record at the close of business on November 13, 2007.

•	Net income amounted to $74.4 million for the third quarter of 2007, as compared to $71.0 million for the third quarter of 2006. For the nine months ended September 30, 2007, net income amounted to $218.4 million as compared to $219.4 million for the 2006 period.

•	Net interest income increased 5.9% to $162.2 million for the third quarter of 2007 and 2.6% to $476.3 million for the nine months ended September 30, 2007.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the third quarter of 2007 were 6.41% and 0.73%, respectively. Our annualized return on average stockholders’ equity and annualized return on average assets for the nine months ended September 30, 2007 were 6.09% and 0.75%, respectively.

•	Our net interest rate spread and net interest margin were 1.14% and 1.65%, respectively, for the third quarter of 2007 and 1.11% and 1.66%, respectively, for the first nine months of 2007.

•	Our efficiency ratio was 25.07% for the third quarter of 2007 and 25.56% for the first nine months of 2007.

•	Net loans increased $3.96 billion to $23.03 billion at September 30, 2007 from $19.07 billion at December 31, 2006.

•	Deposits increased $1.21 billion to $14.63 billion at September 30, 2007 from $13.42 billion at December 31, 2006.

•	Borrowed funds increased $5.92 billion to $22.89 billion at September 30, 2007 from $16.97 billion at December 31, 2006.

•	We repurchased 36,678,954 shares of our common stock during the first nine months of 2007 at a total cost of $491.3 million.

Statement of Financial Condition Summary
Total assets increased $6.81 billion, or 19.2%, to $42.32 billion at September 30, 2007 from $35.51 billion at December 31, 2006. The increase in total assets reflected a $3.96 billion increase in loans and a $3.19 billion increase in total mortgage-backed securities.
The increase in loans reflected our continued loan purchase activity as well as our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut. For the first nine months of 2007, we purchased first mortgage loans of $3.06 billion and originated first mortgage loans of $2.44 billion, compared to purchases of $1.91 billion and originations of $1.67 billion for the comparable period in 2006. The purchase of mortgage loans during the first nine months of 2007 allowed us to continue to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model.
The increase in total mortgage-backed securities reflected purchases of approximately $4.65 billion, substantially all of which were variable-rate instruments.
Total liabilities increased $7.15 billion, or 23.4%, to $37.73 billion at September 30, 2007 from $30.58 billion at December 31, 2006. The increase in total liabilities primarily reflected a $5.92 billion increase in borrowed funds and a $1.21 billion increase in deposits. The increase in borrowed funds was the result of $9.03 billion of new borrowings at a weighted-average rate of 4.31%, partially offset by repayments of $3.11 billion with a weighted average rate of 3.66%. The new borrowings have final maturities of ten years and initial reprice dates ranging from one to five years. The increase in total deposits reflected a $1.27 billion increase in our time deposits and a $434.0 million increase in our money market checking accounts. These increases were partially offset by a $515.4 million decrease in our interest-bearing transaction accounts, due primarily to customers shifting deposits to short-term time deposits.
Total stockholders’ equity decreased $340.7 million to $4.59 billion at September 30, 2007 from $4.93 billion at December 31, 2006. The decrease was primarily due to repurchases of 36,678,954 shares of our outstanding common stock at an aggregate cost of $491.3 million and cash dividends paid to common stockholders of $124.3 million. These decreases to stockholders’ equity were partially offset by net income of $218.4 million for the nine months ended September 30, 2007. At September 30, 2007, our stockholders’ equity to asset ratio was 10.85% and our tangible book value per share was $9.10.
Statement of Income Summary
Net interest income increased $9.1 million, or 5.9%, to $162.2 million for the third quarter of 2007 as compared to $153.1 million for the third quarter of 2006. Net interest income increased $11.9 million, or 2.6%, to $476.3 million for the nine months ended September 30, 2007 compared to $464.4 million for the corresponding period in 2006. During the third quarter of 2007, our net interest rate spread decreased 16 basis points to 1.14% and our net interest margin decreased 28 basis points to 1.65% as compared to the corresponding period in 2006. During the first nine months of 2007, our net interest rate spread decreased 26 basis points to 1.11% and our net interest margin decreased 37 basis points to 1.66% as compared to the same period in 2006.
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by 50 basis points at its meeting in September 2007 to 4.75%. This decrease in the overnight lending rate was the first rate change since June 2006. As a result, short-term market interest rates continued to decrease during the third quarter. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates also decreased during the third quarter of 2007, but at a slower pace than the short-term interest rates. The result of these interest rate changes was a steepening of the yield curve during the third quarter of 2007. During the third quarter of 2007, our net interest rate spread increased 4 basis points from the second quarter of 2007 due primarily to changes in market interest rates.
Total interest and dividend income for the three months ended September 30, 2007 increased $126.2 million, or 29.9%, to $548.2 million as compared to $422.0 million for the three months ended September 30, 2006. The increase in total interest and dividend income was primarily due to a $7.93 billion, or 24.6%, increase in the average balance of total interest-earning assets to $40.11 billion for the third quarter of 2007 as compared to $32.18 billion for the third quarter of 2006. The increase in interest and dividend income was also partially due to an increase of 22 basis points in the annualized weighted-average yield on total interest-earning assets to 5.47% for the three month period ended September 30, 2007 from 5.25% for the comparable period in 2006.
Total interest and dividend income for the nine months ended September 30, 2007 increased $373.5 million, or 31.9%, to $1.54 billion as compared to $1.17 billion for the nine months ended September 30, 2006. The increase in total interest and dividend income was primarily due to a $7.64 billion, or 25.2%, increase in the average balance of total interest-earning assets to $37.96 billion for the nine months ended September 30, 2007 as compared to $30.32 billion for the corresponding period in 2006. The increase in interest and dividend income was also partially due to an increase of 28 basis points in the annualized weighted-average yield on total interest-earning assets to 5.41% for the nine months ended September 30, 2007 from 5.13% for the comparable period in 2006.
Interest and fees on mortgage loans increased $67.7 million to $313.9 million for the third quarter of 2007 as compared to $246.2 million for the same period in 2006 primarily due to a $4.64 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a three basis point increase in the weighted-average yield to 5.71%.
For the nine months ended September 30, 2007, interest and fees on mortgage loans increased $194.4 million to $873.4 million as compared to $679.0 million for the nine months ended September 30, 2006 primarily due to a $4.27 billion increase in the average balance of first mortgage loans. The increase in interest income on mortgage loans was also due to a 10 basis point increase in the weighted-average yield to 5.68%, reflecting the origination and purchase of mortgage loans during the period of rising interest rates in 2007.
Interest on mortgage-backed securities increased $51.5 million to $151.1 million for the third quarter of 2007 as compared to $99.6 million for the third quarter of 2006. This increase was due primarily to a $3.36 billion increase in the average balance of mortgage-backed securities during the third quarter of 2007 as compared to the third quarter of 2006, and a 37 basis point increase in the weighted-average yield to 5.20%.
Interest on mortgage-backed securities increased $139.5 million to $411.3 million for the nine months ended September 30, 2007 as compared to $271.8 million for the nine months ended September 30, 2006. This increase was due primarily to a $2.97 billion increase in the average balance of mortgage-backed securities during the first nine months of 2007 as compared to the first nine months of 2006, and a 43 basis point increase in the weighted-average yield to 5.12%. The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields on mortgage-backed securities is a result of the purchase of new securities at higher rates than the existing portfolio as well as the repricing of securities in the existing portfolio.
Total interest expense for the three months ended September 30, 2007 increased $117.1 million, or 43.5%, to $386.0 million as compared to $268.9 million for the three months ended September 30, 2006. This increase was primarily due to an $8.36 billion, or 31.0%, increase in the average balance of total interest-bearing liabilities to $35.34 billion for the quarter ended September 30, 2007 compared with $26.98 billion for the third quarter of 2006. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in total interest expense was also due to a 38 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.33% for the quarter ended September 30, 2007 compared with 3.95% for the quarter ended September 30, 2006.
Total interest expense for the nine months ended September 30, 2007 increased $361.5 million, or 51.5%, to $1.06 billion as compared to $701.5 million for the nine months ended September 30, 2006. This increase was primarily due to an $8.11 billion, or 32.5%, increase in the average balance of total interest-bearing liabilities to $33.06 billion for the nine months ended September 30, 2007 compared with $24.95 billion for the corresponding period in 2006. The increase in total interest expense was also due to a 54 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.30% for the nine months ended September 30, 2007 compared with 3.76% for the nine months ended September 30, 2006.
The increase in the average cost of interest-bearing liabilities for the three- and nine-month periods in 2007 reflected a very competitive environment for deposits and a shift within our deposits to higher costing short-term time deposits. In addition, higher short-term interest rates for the nine months ended September 30, 2007 as compared to the same period in 2006, affected the average cost of both our deposits and borrowed funds.
Interest expense on deposits increased $39.2 million to $155.1 million for the third quarter of 2007 as compared to $115.9 million for the third quarter of 2006. This increase is due primarily to a $2.02 billion increase in the average balance of interest-bearing deposits to $13.85 billion during the third quarter of 2007 quarter as compared to $11.83 billion for the comparable period in 2006. In addition, the average cost of interest-bearing deposits increased 55 basis points to 4.44% for the 2007 quarter as compared to 3.89% for the 2006 quarter.
For the nine months ended September 30, 2007, interest expense on deposits increased $139.8 million to $443.5 million as compared to $303.7 million for the nine months ended September 30, 2006. This increase is due primarily to a $2.19 billion increase in the average balance of interest-bearing deposits to $13.49 billion during the first nine months of 2007 as compared to $11.30 billion for the first nine months of 2006. In addition, the average cost of interest-bearing deposits increased 81 basis points to 4.40% for the nine months ended September 30, 2007 as compared to 3.59% for the corresponding period in 2006.
The increases in the average balance of interest-bearing deposits reflects our growth strategy and includes deposits from the 28 branches added to our branch network during 2006 and 2007, as well as deposit growth in existing branches. The increase in the average cost of deposits for the three- and nine-month periods reflected a very competitive environment for deposits and the shift within our deposits to higher costing short-term time deposits.
Interest expense on borrowed funds increased $77.9 million to $230.9 million for the third quarter of 2007 as compared to $153.0 million for the third quarter of 2006 primarily due to a $6.35 billion increase in the average balance of borrowed funds and a 25 basis point increase in the weighted-average cost of borrowed funds to 4.26%.
Interest expense on borrowed funds increased $221.8 million to $619.6 million for the nine months ended September 30, 2007 as compared to $397.8 million the nine months ended September 30, 2006 primarily due to a $5.93 billion increase in the average balance of borrowed funds and a 33 basis point increase in the weighted-average cost of borrowed funds to 4.23%.
Borrowed funds were primarily used to fund the growth in interest-earning assets. The increase in the average cost of borrowed funds reflected new borrowings with a higher interest rate than existing borrowings and borrowings that were called.
The provision for loan losses amounted to $2.0 million for the quarter ended September 30, 2007 (none for the quarter ended September 30, 2006). The provision for loan losses amounted to $2.8 million for the nine months ended September 30, 2007 (none for the comparable period in 2006). The increase in the provision for loan losses was due primarily to an increase in non-performing loans and also to the growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $58.8 million at September 30, 2007 and $30.0 million at December 31, 2006. The ratio of non-performing loans to total loans was 0.26% at September 30, 2007 compared with 0.16% at December 31, 2006. The allowance for loan losses amounted to $32.9 million and $30.6 million at September 30, 2007 and December 31, 2006 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.14% and 55.87%, respectively at September 30, 2007 as compared to 0.16% and 102.09%, respectively at December 31, 2006. We recorded net charge-offs of $575,000 for the nine months ended September 30, 2007 as compared to net recoveries of $2,000 for the first nine months of 2006. The increase in charge-offs was related to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.
Total non-interest income was $2.0 million for the third quarter of 2007 compared with $1.7 million for the third quarter of 2006. Total non-interest income for the nine months ended September 30, 2007 was $5.4 million compared with $4.4 million for the comparable period in 2006. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $600,000, or 1.5%, to $41.2 million for the three months ended September 30, 2007 from $40.6 million for the three months ended September 30, 2006. The increase is primarily due to a $1.2 million increase in net occupancy expense, partially offset by a $348,000 decrease in other non-interest expense and a $146,000 decrease in computer and related services. Total non-interest expense for the nine months ended September 30, 2007 was $123.2 million compared with $117.4 million during the corresponding 2006 period. The increase is primarily due to a $4.4 million increase in net occupancy expense and a $1.7 million increase in other non-interest expense. The increase in net occupancy expense and other non-interest expense is primarily the result of our branch expansion, including the addition of 14 branches from the Sound Federal acquisition in July 2006 as well as growth in the existing franchise.
Our efficiency ratio was 25.07% for the three months ended September 30, 2007 as compared to 26.22% for the three months ended September 30, 2006. Our ratio of non-interest expense to average total assets for the third quarter of 2007 was 0.40% as compared to 0.50% for the third quarter of 2006. Our efficiency ratio for the nine months ended September 30, 2007 was 25.56% compared with 25.04% for the corresponding 2006 period. Our ratio of non-interest expense to average total assets for the nine months ended September 30, 2007 was 0.43% compared with 0.51% for the corresponding period in 2006.
Income tax expense amounted to $46.6 million for the three months ended September 30, 2007 compared with $43.2 million for the corresponding period in 2006. Our effective tax rate for the three months ended September 30, 2007 was 38.52% compared with 37.86% for the corresponding period in 2006. Income tax expense for the nine months ended September 30, 2007 was $137.4 million compared with $132.0 million for the corresponding 2006 period. Our effective tax rate for the nine months ended September 30, 2007 was 38.63% compared with 37.57% for the nine months ended September 30, 2006. The increase in the effective tax rate was due primarily to a change in the New Jersey tax code that eliminated the dividends received deduction for dividends paid by our real estate investment trust subsidiary to its parent company.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 119 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2007	2006
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$107,893	$125,630
Federal funds sold	202,458	56,616
Total cash and cash equivalents	310,351	182,246

Securities available for sale:
Mortgage-backed securities	2,683,594	2,404,421
Investment securities	3,663,715	4,379,615
Securities held to maturity:
Mortgage-backed securities	9,837,898	6,925,210
Investment securities	1,533,982	1,533,969

Total securities	17,719,189	15,243,215
Loans	23,030,345	19,083,617
Deferred loan costs	33,920	16,159
Allowance for loan losses	(32,850)	(30,625)

Net loans	23,031,415	19,069,151
Federal Home Loan Bank of New York stock	657,101	445,006
Foreclosed real estate, net	3,405	3,161
Accrued interest receivable	253,199	194,229
Banking premises and equipment, net	76,224	73,929
Goodwill	152,109	150,831
Other assets	113,801	144,813

Total Assets	$42,316,794	$35,506,581

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$14,105,685	$12,917,286
Noninterest-bearing	520,041	498,301

Total deposits	14,625,726	13,415,587
Repurchase agreements	11,616,000	8,923,000
Federal Home Loan Bank of New York advances	11,275,000	8,050,000

Total borrowed funds	22,891,000	16,973,000
Accrued expenses and other liabilities	210,558	187,738

Total liabilities	37,727,284	30,576,325

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 522,375,189 shares outstanding at September 30, 2007 and 557,787,921 shares outstanding at December 31, 2006	7,415	7,415
Additional paid-in capital	4,572,582	4,553,614
Retained earnings	1,966,167	1,877,840
Treasury stock, at cost; 219,091,366 shares at September 30, 2007 and 183,678,634 shares at December 31, 2006	(1,712,914)	(1,230,793)
Unallocated common stock held by the employee stock ownership plan	(223,752)	(228,257)
Accumulated other comprehensive loss, net of tax	(19,988)	(49,563)

Total stockholders’ equity	4,589,510	4,930,256

Total Liabilities and Stockholders’ Equity	$42,316,794	$35,506,581

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$313,943	$246,230	$873,397	$679,049
Consumer and other loans	7,107	5,425	21,077	12,822
Mortgage-backed securities held to maturity	124,524	68,249	329,604	182,034
Mortgage-backed securities available for sale	26,620	31,372	81,716	89,788
Investment securities held to maturity	18,620	18,673	55,863	55,936
Investment securities available for sale	43,391	45,233	142,577	130,631
Dividends on Federal Home Loan Bank of New York stock	10,616	4,640	26,835	10,357
Federal funds sold	3,382	2,223	8,275	5,256

Total interest and dividend income	548,203	422,045	1,539,344	1,165,873

Interest Expense:
Deposits	155,055	115,894	443,450	303,666
Borrowed funds	230,932	153,023	619,566	397,811

Total interest expense	385,987	268,917	1,063,016	701,477

Net interest income	162,216	153,128	476,328	464,396
Provision for Loan Losses	2,000	—	2,800	—

Net interest income after provision for loan losses	160,216	153,128	473,528	464,396

Non-Interest Income:
Service charges and other income	2,049	1,669	5,422	4,384
Gains on securities transactions, net	—	—	—	4

Total non-interest income	2,049	1,669	5,422	4,388

Non-Interest Expense:
Compensation and employee benefits	26,554	26,633	78,114	78,376
Net occupancy expense	7,718	6,519	21,997	17,629
Federal deposit insurance assessment	405	431	1,293	1,257
Computer and related services	633	779	2,014	2,078
Other expense	5,878	6,226	19,734	18,048

Total non-interest expense	41,188	40,588	123,152	117,388

Income before income tax expense	121,077	114,209	355,798	351,396
Income Tax Expense	46,634	43,238	137,448	132,029

Net income	$74,443	$70,971	$218,350	$219,367

Basic Earnings Per Share	$0.15	$0.13	$0.43	$0.41

Diluted Earnings Per Share	$0.15	$0.13	$0.42	$0.40

Weighted Average Number of Common Shares Outstanding:
Basic	491,331,210	531,129,380	504,784,333	539,843,240
Diluted	500,861,222	540,969,501	514,734,542	550,497,527

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$21,990,493	$313,943	5.71%		$17,355,122	$246,230	5.68%
Consumer and other loans	432,061	7,107	6.58		341,875	5,425	6.35
Federal funds sold	271,404	3,382	4.94		166,404	2,223	5.30
Mortgage-backed securities at amortized cost	11,617,722	151,144	5.20		8,257,035	99,621	4.83
Federal Home Loan Bank stock	623,693	10,616	6.81		388,951	4,640	4.77
Investment securities, at amortized cost	5,179,482	62,011	4.79		5,675,493	63,906	4.50

Total interest-earning assets	40,114,855	548,203	5.47		32,184,880	422,045	5.25

Noninterest-earnings assets	617,794				458,055

Total Assets	$40,732,649				$32,642,935

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$766,928	1,457	0.75		$809,278	1,989	0.98
Interest-bearing transaction accounts	1,715,934	14,538	3.36		2,468,022	20,651	3.32
Money market accounts	1,264,556	13,436	4.22		805,105	6,592	3.25
Time deposits	10,099,706	125,624	4.93		7,742,845	86,662	4.44

Total interest-bearing deposits	13,847,124	155,055	4.44		11,825,250	115,894	3.89

Repurchase agreements	10,948,609	116,888	4.24		8,250,500	79,856	3.84
Federal Home Loan Bank of New York advances	10,547,826	114,044	4.29		6,901,240	73,167	4.21

Total borrowed funds	21,496,435	230,932	4.26		15,151,740	153,023	4.01

Total interest-bearing liabilities	35,343,559	385,987	4.33		26,976,990	268,917	3.95

Noninterest-bearing liabilities:
Noninterest-bearing deposits	529,775				466,906
Other noninterest-bearing liabilities	214,543				207,744

Total noninterest-bearing liabilities	744,318				674,650

Total liabilities	36,087,877				27,651,640
Stockholders’ equity	4,644,772				4,991,295

Total Liabilities and Stockholders’ Equity	$40,732,649				$32,642,935

Net interest income/net interest rate spread(2)		$162,216	1.14%			$153,128	1.30%

Net interest-earning assets/net interest margin(3)	$4,771,296		1.65%		$5,207,890		1.93%

Ratio of interest-earning assets to interest-bearing liabilities			1.13	x			1.19	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net(1)	$20,492,465	$873,397	5.68%		$16,220,800	$679,049	5.58%
Consumer and other loans	428,054	21,077	6.57		282,499	12,822	6.05
Federal funds sold	215,706	8,275	5.13		145,306	5,256	4.84
Mortgage-backed securities at amortized cost	10,704,116	411,320	5.12		7,730,646	271,822	4.69
Federal Home Loan Bank stock	555,343	26,835	6.44		319,715	10,357	4.32
Investment securities, at amortized cost	5,567,410	198,440	4.75		5,624,061	186,567	4.42

Total interest-earning assets	37,963,094	1,539,344	5.41		30,323,027	1,165,873	5.13

Noninterest-earnings assets	603,535				358,978

Total Assets	$38,566,629				$30,682,005

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$785,015	4,925	0.84		$791,382	5,826	0.98
Interest-bearing transaction accounts	1,868,032	47,054	3.37		2,923,558	73,095	3.34
Money market accounts	1,074,245	31,428	3.91		624,568	13,043	2.79
Time deposits	9,758,275	360,043	4.93		6,964,262	211,702	4.06

Total interest-bearing deposits	13,485,567	443,450	4.40		11,303,770	303,666	3.59

Repurchase agreements	9,758,275	304,505	4.17		8,220,132	230,258	3.75
Federal Home Loan Bank of New York advances	9,811,172	315,061	4.29		5,423,550	167,553	4.13

Total borrowed funds	19,569,447	619,566	4.23		13,643,682	397,811	3.90

Total interest-bearing liabilities	33,055,014	1,063,016	4.30		24,947,452	701,477	3.76

Noninterest-bearing liabilities:
Noninterest-bearing deposits	514,903				454,587
Other noninterest-bearing liabilities	213,546				192,587

Total noninterest-bearing liabilities	728,449				647,174

Total liabilities	33,783,463				25,594,626
Stockholders’ equity	4,783,166				5,087,379

Total Liabilities and Stockholders’ Equity	$38,566,629				$30,682,005

Net interest income/net interest rate spread(2)		$476,328	1.11%			$464,396	1.37%

Net interest-earning assets/net interest margin(3)	$4,908,080		1.66%		$5,375,575		2.03%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.22	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006
	(Dollars in thousands, except per share data)
Net interest income	$162,216	$157,658	$156,454	$148,837	$153,128
Provision for loan losses	2,000	500	300	—	—
Non-interest income	2,049	1,823	1,550	1,903	1,669
Non-interest expense:
Compensation and employee benefits	26,554	25,812	25,748	25,067	26,633
Net occupancy expense	7,718	7,070	7,209	7,386	6,519
Other non-interest expense	6,916	7,985	8,140	9,114	7,436

Total non-interest expense	41,188	40,867	41,097	41,567	40,588

Income before income tax expense	121,077	118,114	116,607	109,173	114,209
Income tax expense	46,634	45,450	45,364	39,961	43,238

Net income	$74,443	$72,664	$71,243	$69,212	$70,971

Total assets	$42,316,794	$39,691,435	$37,465,150	$35,506,581	$33,638,004
Loans, net	23,031,415	21,888,126	20,254,880	19,069,151	18,276,303
Mortgage-backed securities
Available for sale	2,683,594	2,071,133	2,273,874	2,404,421	2,575,038
Held to maturity	9,837,898	9,028,614	8,086,955	6,925,210	5,873,952
Other securities
Available for sale	3,663,715	3,782,151	4,117,442	4,379,615	4,127,179
Held to maturity	1,533,982	1,533,978	1,533,978	1,533,969	1,533,971
Deposits	14,625,726	14,190,510	13,914,315	13,415,587	12,807,077
Borrowings	22,891,000	20,666,000	18,516,000	16,973,000	15,648,000
Stockholders’ equity	4,589,510	4,653,147	4,831,052	4,930,256	5,002,242

Performance Data:
Return on average assets(1)	0.73%	0.75%	0.78%	0.80%	0.87%
Return on average equity(1)	6.41%	6.06%	5.80%	5.55%	5.69%
Net interest rate spread(1)	1.14%	1.10%	1.10%	1.16%	1.30%
Net interest margin(1)	1.65%	1.65%	1.70%	1.78%	1.93%
Non-interest expense to average assets	0.40%	0.42%	0.45%	0.48%	0.50%
Efficiency ratio(2)	25.07%	25.62%	26.01%	27.58%	26.22%
Dividend payout ratio	56.67%	57.14%	57.14%	57.69%	57.69%
Per Common Share Data:
Basic earnings per common share	$0.15	$0.14	$0.14	$0.13	$0.13
Diluted earnings per common share	$0.15	$0.14	$0.13	$0.13	$0.13
Book value per share(3)	$9.44	$9.39	$9.47	$9.45	$9.47
Tangible book value per share(3)	$9.10	$9.06	$9.15	$9.13	$9.19
Dividends per share	$0.085	$0.080	$0.080	$0.075	$0.075

Capital Ratios:
Equity to total assets (consolidated)	10.85%	11.72%	12.89%	13.89%	14.87%
Tier 1 leverage capital (Bank)	9.59%	10.18%	10.75%	11.30%	11.92%
Total risk-based capital	25.99%	27.50%	28.93%	30.99%	32.66%

Other Data:
Full-time equivalent employees	1,321	1,298	1,272	1,272	1,252
Number of branch offices	118	115	111	111	110

Asset Quality Data:
Total non-performing loans	$58,792	$38,452	$34,205	$29,998	$26,354
Total non-performing assets	$62,197	$42,151	$36,830	$33,159	$28,090
Non-performing loans to total loans	0.26%	0.18%	0.17%	0.16%	0.14%
Non-performing assets to total assets	0.15%	0.11%	0.10%	0.09%	0.08%
Allowance for loan losses to non-performing loans	55.87%	81.81%	90.61%	102.09%	103.93%
Allowance for loan losses to total loans	0.14%	0.14%	0.15%	0.16%	0.15%

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
2007
(In thousands, except share and per share amounts)

Stockholders’ equity	$4,589,510
Goodwill and other intangible assets	(162,918)
Tangible stockholders’ equity	$4,426,592

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(219,091,366)

Shares outstanding	522,375,189
Unallocated ESOP shares	(35,841,378)
Unvested RRP shares	(287,512)
Shares in trust	(35,065)

Book value shares	486,211,234

Book value per share	$9.44

Tangible book value per share	$9.10

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